UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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ATN International, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following communication was first distributed to certain stockholders of ATN International, Inc. on or after May 26, 2023.

Dear Fellow Stockholders:

On April 27, 2023, ATN International, Inc. (“ATN” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) requesting your approval regarding certain matters in connection with our Annual Meeting of Stockholders to be held on June 6, 2023 (the “Annual Meeting”). I am writing to ask for your support for the proposals to be voted on at the Annual Meeting and to express, on behalf of the Board of Directors (the “Board”), our thanks and appreciation. Our commitment to the highest standards of corporate governance has been an essential element of our success in building sustainable value for our stakeholders. Accordingly, our Board continues to unanimously recommend that you cast your vote FOR all of the proposals described in our Proxy Statement.

Within the past few days, proxy advisory firms, such as Institutional Shareholder Services (“ISS”) and Glass Lewis, have released their recommendations with respect to the proposals described in our Proxy Statement. While historically these two firms have been largely aligned in their support for the Company’s governance and compensation practices, this year marked a key difference in their interpretation and recognition of what the Company is seeking to achieve by introducing bylaw amendments in March 2023 and requesting stockholder approval of a new equity plan at the Annual Meeting.

ATN Amended and Restated Bylaws

On March 8, 2023, the Board adopted amended and restated bylaws of the Company (the bylaws, as so amended and restated, the “Amended and Restated Bylaws”), effective immediately. These Amended and Restated Bylaws, among other things:

•	Provide advanced notice requirements for stockholders’ proposals for matters to be voted upon at any meeting of stockholders pursuant to the universal proxy rules adopted by the Securities and Exchange Commission (Rule 14a-19);

•	Provide requirements for convening any special meeting of stockholders; and

•	Eliminate provisions in the Company’s bylaws relating to action by stockholder consent in lieu of meeting.

What This Means:

Stockholders’ Proposals: The Board of Directors has implemented standard processes for stockholders’ proposals for matters to be voted upon at any meeting of stockholders pursuant to the universal proxy rules adopted by the Securities and Exchange Commission (Rule 14a-19).

Special Meetings: A special meeting of stockholders may be a called by the Board of Directors, or the Chairman of the Board, or the President at any time. A special meeting of stockholders shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 50% of the voting power of the issued and outstanding shares of stock of the Company entitled to vote at such meeting.

Action by Written Consent: Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders of the Company and may not be effected by any consent by such stockholders.

How Our Amended and Restated Bylaws Align with Stockholder Interests:

•	In short, the Board does not believe that majority written consent is an appropriate corporate governance model for a narrowly held public company like ATN, where a small number of stockholders could force actions that would affect all stockholders.

•	We believe that holding a stockholder meeting is the most transparent, consistent and equitable means for all stockholders to have a voice in the affairs of the Company.

•	We believe that special meetings are preferable to action by written consent, as special meetings provide more protection for minority stockholders and better ensure that management is able to respond to the concerns raised by stockholders. In contrast, action by written consent could permit a group of stockholders (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other stockholders to initiate action with no prior notice or context either to the other stockholders, the Board, or to the Company. Such actions could result in a waste of corporate resources in addressing narrowly supported interests, as well as prevent all stockholders from having an opportunity to deliberate in an open and transparent manner, and to consider arguments for and against any action, including the Board’s position. Permitting stockholder action by written consent could also lead to substantial confusion and disruption for stockholders, with potentially multiple, even conflicting, written consents being solicited by multiple stockholder groups.

•	With respect to the bylaw amendments, as stated in our 8-K dated March 14, 2023, ATN sought to make amendments in response to recent universal proxy rules that would align the process to be used by any stockholder seeking to nominate a director candidate with advance notice proxy rules specified in Rule 14a-19. We believe that ensuring consistency in the approach to be used by stockholders or the Company in presenting proposals for vote is beneficial for all stockholders in that it reduces uncertainty in elections and provides assurance that matters for vote will be presented at an annual or special meeting of stockholders. Several companies have taken this approach in seeking to streamline their universal proxy approach. In its report, Glass Lewis acknowledged that this approach is followed by many companies and, notably, that the change would not be unduly burdensome or unreasonable for stockholders.

•	As described in our Proxy Statement, the Company has an established process by which stockholders may communicate directly with our Board or non-management directors throughout the year on any topics of interest to stockholders.

Election of Directors

It is the duty of the Board to serve as a prudent fiduciary for all stockholders and to oversee the management of ATN's business.

With respect to the election of directors, ISS has recommended that stockholders vote against the re-election of Dr. Bernard J. Bulkin based on the Board’s adoption of the Amended and Restated Bylaws, and in particular the requirement that stockholders act at a meeting and not by written consent. We believe ISS’s recommendation is misguided.

Notably, Glass Lewis in its report acknowledges the Amended and Restated Bylaws, but correctly views the requirement that stockholders act at a meeting and not by written consent in the context of the entirety of the Amended and Restated Bylaws, which address the recent universal proxy rules. In doing so, Glass Lewis correctly identified the Board’s goal in ensuring consistency with matters to be voted upon by stockholders. Both the Company and its stockholders should utilize a special or annual meeting of stockholders as the forum for conducting action. It is not the intent of your Board now, or in the future, to enact barriers to stockholder action, and indeed, the Board believes that action at a duly convened meeting is in the best interests of all stockholders, including minority stockholders.

We are committed to the highest standards of corporate governance, and our policies and practices align with the Investor Stewardship Group's corporate governance principles for U.S.-listed companies. ATN has long demonstrated its commitment to the highest standards of corporate governance, and this commitment has been recognized by both ISS and Glass Lewis for several years as reflected by the positive governance ratings ascribed to the Company. Your Board has sought to ensure that its practices protect and further the interests of all of its stockholders, including by ensuring the following:

•	The requirement of annual election of directors by majority vote, rather than staggered board terms or plurality voting;

•	Our dedication to Board refreshment and continued diversity of viewpoint by introducing new director candidates regularly, including four in the last three years alone;

•	No “poison pill” provision or other plans preventing stockholder action;

•	The inclusion of a proxy access bylaw provisions to encourage stockholder proposals; and

•	The lack of supermajority provisions in our charter documents.

Importance of Directors

With this context, we urge stockholders to vote FOR Dr. Bulkin and FOR Pamela Lenehan, both of whom serve on our Nominating and Corporate Governance Committee. We believe that each of these directors is a critical member of your Board, together enhancing risk oversight and strong governance, and contributing to a highly functioning Board.

Dr. Bulkin: In addition to his extensive experience overseeing governance with several companies and his role as Chair of our Nominating and Corporate Governance Committee, Dr. Bulkin serves as the Board’s Lead Independent Director. As the roles of Chief Executive Officer and Chairman are combined, the Board has determined, in accordance with best practice, to appoint a Lead Independent Director – a practice that has been recognized by stockholder advisory firms such as ISS as mitigating the risk it has identified by combining these positions. In 2022, Dr. Bulkin was appointed by the Board as the Company’s Lead Independent Director to serve for a term of up to three years, assuming his re-election to the Board each year. Given Dr. Bulkin’s tenure with the Board and extensive experience with Board oversight, the Board believes that he is the best candidate to serve in this role, and that a vote against Dr. Bulkin’s re-election to the Board could jeopardize this key governance pillar.

Ms. Lenehan: Ms. Lenehan has served as a member of our Board since 2020 and is the Chair of our Audit Committee and an Audit Committee financial expert. Ms. Lenehan’s extensive financial background and experience as a public company officer, director and previous experience with other companies as audit chair make her an integral and important member of our Board.

We urge you to follow the Board’s and Glass Lewis’s recommendations and vote FOR all directors.

Approval of Adoption of 2023 Equity Incentive Plan

At the Annual Meeting, we are asking stockholders to approve adoption of the ATN International, Inc. 2023 Equity Incentive Plan to succeed our long standing ATN International, Inc. 2008 Equity Incentive Plan (the “Existing Plan”), for which our last share authorization request was made in 2011.

ISS and Glass Lewis again were split in their support of the Equity Plan, despite each of their determinations in this and previous years that our compensation practices are appropriate and their recommendations to stockholders to approve every say-on-pay proposal that we have put to a stockholder vote. Glass Lewis recommended that stockholders vote FOR adoption of the Equity Plan. ISS did not so recommend, and we address below certain issues raised by ISS:

•	The Board believes that the current burn rate is necessary to keep the Company’s compensation practices competitive with that of its peers, and continues to merit approval for Say on Pay votes from both ISS and Glass Lewis.

•	Company also repurchases shares when prudent, including 2.7% of our outstanding shares since December 31, 2019, thus helping offset the dilutive impact of our share-based incentive program over time in excess of ISS’s standard guidance.

•	The 1,400,000 shares proposed for issuance under the Equity Plan is estimated by the Board to be approximately 9% of shares issued and outstanding as of March 31, 2023. This amount is even less than the 2,000,000 shares previously approved by stockholders in connection with the Existing Plan.

•	ISS guides investors to approve a number of shares for which the estimated duration of available shares, based on the Company’s average burn rate over the past three years, is less than six years. The Board has calculated, based on the burn rate from the 2022 year, that the number of shares it has requested will last for less than six and a half years. The Board believes that it is appropriate to utilize a burn rate of 1.3% that it utilized in the 2022 year, as opposed to the 0.81% average rate calculated by ISS. We believe the current burn rate , while still lower than most of the Company’s peers, is the appropriate measure to determine the number of shares appropriate under the Equity Plan, as it correctly takes into account the Board’s recent practice over the past two years of mitigating compensation risk by awarding to management a mix of restricted stock units with both time-based and performance-based vesting.

•	Our Compensation Committee has been a careful steward of stockholder capital as evidenced by our conservative compensation practices, overwhelming stockholder support in Say on Pay voting history and the fact that this is our first share request in more than 10 years. It is worth noting, that based on information available to us as of March 2023, at current rates the level of equity compensation rate for the Company’s executive officers is below the 50th percentile of peers and, for the CEO, it is below the 25th percentile. In addition, our Compensation Committee utilizes the practice of awarding 50% of all equity to named executive officers with performance-based vesting and 50% with time-based vesting. Finally, to further enhance our compensation program, our Compensation Committee intends to implement a compensation clawback program applicable to both cash and equity compensation in the 2023 year.

We use equity to compensate critical talent at our Company for the express purpose of fostering an employee ownership culture and view our use of equity compensation as a competitive imperative. If stockholders do not approve the Omnibus Incentive Plan, we will not be able to continue granting equity awards after the remaining mere 32,000 shares remaining under the Existing Plan are exhausted. This change in compensation philosophy would require us to severely curtail our compensation program, including: reducing or eliminating the proportion of compensation paid to our employees in equity, thereby decreasing our employees’ long-term alignment with investors; and paying compensation entirely in cash or providing for other forms of incentive compensation to attract and retain employees that are less aligned with our stockholders interests. All of these alternatives would reduce our liquidity for growth opportunities, strategic investment in our business, and returning capital to our stockholders.

In addition, the Equity Plan includes the following stockholder-friendly key features:

•	No evergreen authorization. The Equity Plan does not contain an “evergreen” share reserve, meaning that the share reserve will not be increased without stockholder approval.

•	Limit on awards to non-employee directors. The Equity Plan imposes an aggregate limit on the value of awards that may be granted, when aggregated with cash fees that may be paid, to each non-employee director for services as a non-employee director in any year to $1,050,000 in total value.

•	Ban on in-the-money stock options and SARs. The Equity Plan prohibits the grant of stock options or stock appreciation rights with an exercise price or base price that is less than fair market value on the date of grant.

•	No repricing or grant of discounted stock options or SARs. The Equity Plan prohibits repricing of options or SARs either by amending an existing award or substituting a new award for a cancelled award that has an exercise price or base amount less than the exercise price or base amount applicable to the original award.

•	No single-trigger acceleration. The Equity Plan does not provide for automatic vesting acceleration of awards in connection with a change in control of the Company.

•	No dividends on unvested awards. The Equity Plan prohibits dividends or dividend equivalents to be granted in connection with stock options or SARs and prohibits payment of dividends or dividend equivalents on unvested awards until the underlying awards have vested.

•	Subject to applicable clawback policies. Awards granted under the Equity Plan are subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be approved or implemented by the Board or the Compensation Committee from time to time. The Compensation Committee is working with outside counsel to develop and implement a clawback policy that complies with Dodd Frank requirements and, if appropriate, covers additional instances of misconduct, and once such policy is implemented, such policy will be applicable by reference to the Equity Plan and all awards granted under the Equity Plan.

•	Administered by an independent committee. The Equity Plan will be administered by an independent committee of the Board, which the Board intends to be the Compensation Committee.

•	No Liberal Change in Control Definition. The Equity Plan defines change in control based, in part, on the consummation of the transaction rather than the announcement or shareholder approval of the transaction, and accordingly does not present a risk of windfall to executives or rely on a liberal change in control definition.

•	No Tax Gross-Ups. The Equity Plan does not provide for any tax gross-ups.

For all these reasons, and those articulated in our Proxy Statement, our Board recommends that you vote “FOR” adoption of our Equity Plan.

On behalf of your Board of Directors, we want to thank you for your attention to all proposals scheduled for vote at the Annual meeting. If you have already returned your proxy or voting instruction form or provided voting instructions, you may change your vote. Should you have any questions or need any assistance in submitting your proxy to vote your shares, you may reach the Company at ir@atni.com.

Michael T. Prior

Chairman of the Board and Chief Executive Officer